Exhibit 5.1

June 1, 2016

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Ladies and Gentlemen:

We have acted as counsel to Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), in connection with the issuance of $1,250,000,000 aggregate principal amount of 1.750% notes due 2018, $1,500,000,000 aggregate principal amount of 2.600% notes due 2021, $750,000,000 aggregate principal amount of 3.100% notes due 2023, and $1,900,000,000 aggregate principal amount of 3.450% notes due 2026 (collectively, the “Notes”) issued by the Company pursuant to the Underwriting Agreement dated May 26, 2016 (the “Underwriting Agreement”) between the Company and the Underwriters named on Schedule 1 to the Underwriting Agreement (the “Underwriters”).

We have examined the Registration Statement on Form S-3 (File No. 333-208587) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), as it became effective under the Securities Act; the Company’s prospectus dated December 17, 2016 (the “Base Prospectus”), as supplemented by the prospectus supplement dated May 26, 2016 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act; the Indenture dated as of December 17, 2015 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the Notes, which has been filed as an exhibit to the Registration Statement; the global notes representing the Notes; and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Indenture and the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and to the use of our name under the captions “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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